EXHIBIT 16.1

RBSM LLP

LARKSPUR, CA

August 8, 2019

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Kushco Holdings, Inc. (the “Company”) Form 8-K dated August 8, 2019 , and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP